September 4, 2003

FORM OF

AUTHORIZED PARTICIPANT AGREEMENT

This Authorized Participant Agreement (the "Agreement") is entered into by and between Fidelity Distributors Corporation (the "Distributor") and __________________ (the "Participant"), and is subject to acceptance by JP Morgan Chase Bank as index receipt agent (the "Index Receipt Agent") for Fidelity Nasdaq Composite Index Tracking Stock (the "Fund"), a series of Fidelity Commonwealth Trust ("the Trust", a Massachusetts business trust).

WHEREAS, The Distributor has been retained by the Trust to provide services as principal underwriter of the Fund acting on an agency basis in connection with the sale and distribution of the shares issued by the Fund ("ETF Shares"). The Trust has also appointed Fidelity Service Company, Inc. ("FSC") to provide certain order-taking functions relating to ETF shares, and FSC has appointed National Financial Services Corporation ("NFSC" or "NFS") as its agent for these order-taking functions;

WHEREAS, The Index Receipt Agent serves as the Index Receipt Agent for the "Trust" and is an Index Receipt Agent as that term is defined in the rules of the National Securities Clearing Corporation ("NSCC");

WHEREAS, The ETF Shares offered by the Fund may be purchased or redeemed only by or through a Participant who has entered into an Authorized Participant Agreement (the "Participant");

WHEREAS, The Distributor, the Index Receipt Agent, and the Participant acknowledge and agree that the Trust and its constituent exchange-traded fund shall be third party beneficiaries of this Agreement, and shall receive the benefits contemplated by this Agreement.

NOW THEREFORE, The parties hereto, in consideration of the premises and of the mutual agreements contained herein, agree as follows:

1. ORDERS FOR PURCHASE AND REDEMPTION

a. Procedures for Orders. The process by which an investor purchases and redeems ETF Shares from a Fund is described in detail in the Fund's Prospectus and the Statement of Additional Information incorporated by reference therein (the "Prospectus") that comprise part of the Trust's registration statement, as amended, on Form N-1A (No. 811-2546). All Purchase Orders and Redemption Orders shall be made in accordance with the terms of the Prospectus. Each party hereto agrees to comply with the provisions of such documents to the extent applicable to it. The discussion of the purchase and redemption process in this Agreement is modified as necessary by reference to the more complete discussion in the Prospectus and procedures described in Annex II. References to the Prospectus are to the then current Prospectus as it may be supplemented or amended from time to time. Capitalized terms not otherwise defined herein are used herein as defined in the Prospectus.

This Agreement is intended to set forth the procedures by which the Participant may purchase and/or redeem Creation Units of ETF Shares (i) through the Continuous Net Settlement ("CNS") clearing processes of NSCC as such processes have been enhanced to effect purchases and redemptions of Creation Units, such processes being referred to herein as the "Clearing Process," or (ii) outside the Clearing Process. The procedures for processing an order to purchase ETF Shares (a "Purchase Order") and an order to redeem ETF Shares (a "Redemption Order") are described in the Fund's Prospectus and in Annex II to this Agreement. All Purchase and Redemption Orders must be made pursuant to the procedures set forth in Annex II. The Funds reserve the right to issue additional procedures relating to the manner of purchasing or redeeming Creation Units, and the Participant agrees to comply with such procedures as may be issued from time to time.

b. Creation Units. The ETF Shares of a Fund may be purchased or redeemed directly from the Fund only in aggregations of a specified number, known as a "Creation Unit." The number of ETF Shares presently constituting a Creation Unit of each Fund is set forth in Annex I. Creation Units of ETF Shares may be purchased only by or through an entity that is a participant in The Depository Trust Company ("DTC") and that has entered into an Authorized Participant Agreement with the Distributor.

c. Recording of Telephone Lines. It is contemplated that the phone lines used by the ETF Shares' telephone representatives will be recorded, and the Participant hereby consents to the recording of all calls with these representatives.

d. Authorization of Index Receipt Agent. With respect to Purchase Orders or Redemption Orders processed through the Clearing Process, the Participant hereby authorizes the Index Receipt Agent to transmit to the NSCC on behalf of the Participant such instructions, including amounts of the Deposit Securities and Cash Components as are necessary, consistent with the instructions issued by the Participant to the ETF Shares representative. The Participant agrees to be bound by the terms of such instructions issued by the Index Receipt Agent and reported to NSCC as though such instructions were issued by the Participant directly to NSCC.

e. Order Status. The Participant acknowledges and agrees on behalf of itself and any party for which it is acting that delivery of a Purchase Order or Redemption Order shall be irrevocable after the specified closing time for orders on the Transmittal Date, and that the Fund (or the Distributor on behalf of the Fund) reserve the right to reject any Purchase Order or Redemption Order until the trade is released as in "good order" as described in Annex II.

2. STATUS OF PARTICIPANT

a. Clearing Status. The Participant hereby represents, covenants, and warrants that it is a participant in DTC ("DTC Participant") and that, with respect to Purchase Orders or Redemption Orders of Creation Units of ETF Shares of any Fund placed through the Clearing Process, it is a member of NSCC and a participant in the CNS System of NSCC. The Participant may place Purchase Orders or Redemption Orders for Creation Units either through the Clearing Process or outside the Clearing Process, subject to the procedures in Annex II of this Agreement. If a Participant loses its status as a DTC Participant or NSCC member, or its eligibility to participate in the CNS System, it shall promptly notify the Distributor in writing of the change in status or eligibility, and the Distributor may terminate this Agreement.

b. Broker/Dealer Status. The Participant hereby represents and warrants that it is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended, is qualified to act as a broker or dealer in the states or other jurisdictions where it transacts business, and is a member in good standing of the National Association of Securities Dealers, Inc. (the "NASD"). The Participant agrees that it will maintain such registrations, qualifications, and membership in good standing and in full force and effect throughout the term of this Agreement. The Participant agrees to comply with all applicable federal laws, the laws of the states or other jurisdictions concerned, and the rules and regulations promulgated thereunder, and with the Constitution, By-Laws and Conduct Rules of the NASD, and that it will not offer or sell ETF Shares of any Fund in any state or jurisdiction where such shares may not lawfully be offered and/or sold.

c. Foreign Status. If the Participant is offering and selling ETF Shares of any Fund in jurisdictions outside the several states, territories and possessions of the United States and is not otherwise required to be registered or qualified as a broker or dealer, or to be a member of the NASD, as set forth above, the Participant nevertheless agrees to observe the applicable laws of the jurisdiction in which such offer and/or sale is made, to comply with the full disclosure requirements of the Securities Act of 1933 as amended (the "1933 Act") and the regulations promulgated thereunder, and to conduct its business in accordance with the spirit of the NASD Conduct Rules.

d. Potential Underwriter Status. The Participant understands and acknowledges that the proposed method by which Creation Units of ETF Shares will be created and traded may raise certain issues under applicable securities laws. For example, because new Creation Units of ETF Shares may be issued and sold by the Fund on an ongoing basis, at any point a "distribution," as such term is used in the 1933 Act, may occur. The Participant understands and acknowledges that some activities on its part, depending on the circumstances, may result in its being deemed a participant in the distribution in a manner that could render it a statutory underwriter and subject it to the prospectus delivery and liability provisions of the 1933 Act. Whether a person is an underwriter depends upon all of the facts and circumstances pertaining to that person's activities, and each Participant should consult legal counsel if uncertain of your status. Neither the Distributor nor the Index Receipt Agent will indemnify the Participant for any violations of the federal securities laws committed by the Participant.

3. ROLE OF PARTICIPANT

a. Independent Contractor. The Participant acknowledges and agrees that for all purposes of this Agreement, the Participant will be deemed to be an independent contractor, and will have no authority to act as agent for the Funds or the Distributor in any matter or in any respect. The Participant agrees to make itself and its employees available, upon request, during normal business hours to consult with the Funds or the Distributor or their designees concerning the performance of the Participant's responsibilities under this Agreement.

b. DTC Participant. The Participant agrees, in connection with any purchase or redemption transactions in which it acts on behalf of a third party, that it shall extend to such party all of the rights, and shall be bound by all of the obligations, of a DTC Participant in addition to any obligations that it undertakes hereunder or in accordance with the Prospectus.

c. Records. The Participant agrees to maintain records of all sales of ETF Shares made by or through it and to furnish copies of such records to the Fund or the Distributor upon the request of the Fund or the Distributor.

d. Agent for Proxy. Participant represents that from time to time it may be a beneficial owner of ETF Shares. To the extent that it is a beneficial owner of ETF shares, the Participant agrees to irrevocably appoint Distributor as its attorney and proxy with full authorization and power to vote (or abstain from voting) its beneficially owned shares. The Distributor intends to vote (or abstain from voting) the Participant's beneficially owned shares in the same proportion as the votes (or abstentions) of all other shareholders of the Fund on any matter submitted to the vote of shareholders of the Fund or Trust. The Distributor, as attorney and proxy for Participant under this Paragraph 3(d), (i) is hereby given full power of substitution and revocation; (ii) may act through such agents, nominees, or attorneys as it may appoint from time to time; (iii) may provide voting instructions to such agents, nominees, or substitute attorneys. Distributor may terminate this irrevocable proxy within sixty (60) days written notice to the Participant.

e. NASDAQ Member Requirements. Participant understands that under the terms of Nasdaq Rule 4420(j)(2) Index Fund Shares Quantitative Listing Criteria, Nasdaq requires that members provide to all purchasers of ETF Shares a written description of the terms and characteristics of such securities, in a form prepared by the open-end management investment company issuing such securities, not later than the time a confirmation of the first transaction in such series is delivered to such purchaser. In addition, members shall include such a written description with any sales material relating to ETF Shares that is provided to customers or the public. Any other written materials provided by a member to customers or the public making specific reference to a series of Index Fund Shares as an investment vehicle must include a statement in substantially the following form: "A circular describing the terms and characteristics of [ETF Shares] has been prepared by the Fidelity Nasdaq Composite Index Tracking Stock and is available from your broker or The Nasdaq Stock Market. It is recommended that you obtain and review such circular before purchasing ETF Shares. In addition, upon request you may obtain from your broker a prospectus for ETF Shares." A Participant who is a Nasdaq Market member who is carrying an omnibus account for a non-member broker-dealer is required to inform such non-member that execution of an order to purchase ETF Shares for such omnibus account will be deemed to constitute agreement by the non-member to make such written description available to its customers on the same terms as are directly applicable to members under this Rule.

4. AUTHORIZED PERSONS OF PARTICIPANT

a. Certificate. Concurrently with the execution of this Agreement and from time to time thereafter as may be requested by the Fund, the Participant shall deliver to the Fund, with copies to the Index Receipt Agent, a certificate in a form approved by the Fund (see Annex III hereto), duly certified as appropriate by the Participant's Secretary or other duly authorized official, setting forth the names, titles, signatures, e-mail address, telephone and facsimile number of all persons authorized to give instructions relating to any activity contemplated hereby or any other notice, request, or instruction on behalf of the Participant (each an "Authorized Person"). Such certificate may be accepted and relied upon by the Fund as conclusive evidence of the facts set forth therein and shall be considered to be in full force and effect until delivery to the Funds of a superseding certificate.

b. PIN. The Funds shall issue to the Participant a unique personal identification number ("PIN Number") for each Authorized Person by which the Participant shall be identified and instructions issued by the Participant hereunder shall be authenticated. The PIN Number shall be kept confidential and provided to Authorized Persons only. If the Participant's PIN Number is changed, the new PIN Number will become effective on a date mutually agreed upon by the Participant and the Distributor.

c. Termination. Upon the termination or revocation of authority of such Authorized Person by the Participant, the Participant shall give immediate written notice of such fact to the Fund with copy to the Index Receipt Agent and such notice shall be effective upon receipt by the Fund.

5. EXECUTION OF PURCHASE ORDERS

a. Timing. The Participant understands and agrees that Redemption Orders may be submitted only on days that either Nasdaq or the New York Stock Exchange ("NYSE") is open for trading.

b. Fund Deposit. To purchase a Creation Unit, the Participant, whether acting for its own account or on behalf of another party, generally must deliver to the Fund a designated basket of equity securities (the "Deposit Securities") and an amount of cash computed as described in the Prospectus (the "Balancing Amount"), plus a transaction fee as described in the Prospectus for Creation Units purchased through the Clearing Process, and additional transaction fees for (i) Creation Units outside the Clearing Process and (ii) Creation Units within the Clearing Process where the cash equivalent value of one or more Deposit Securities is being deposited in lieu of the inclusion of such Deposit Security in the securities portion of the Fund Deposit (the "Transaction Fee"). The Deposit Securities and the Balancing Amount together constitute the "Fund Deposit." The Balancing Amount and the Transaction Fee are referred to collectively as the "Cash Component." The Cash Component may also include the cash equivalent value (plus additional cash collateral, if required) of one or more Deposit Securities deposited in lieu of the inclusion of such Deposit Security in the Fund Deposit.

c. Cash Component. The Participant hereby agrees that in connection with a Purchase Order, whether for itself or any party for which it acts, it will make available to the issuing Fund in same day funds for each purchase of ETF Shares an amount of cash sufficient to pay the Cash Component. Payment of the Cash Component shall be made through DTC to an account maintained by the Custodian at JPMorgan Chase Bank and shall be provided in same day or immediately available funds on or before the settlement date ("Contractual Settlement Date"). The Participant hereby agrees to ensure that the Cash Component will be received by the issuing Fund on or before the Contractual Settlement Date, and in the event payment of such Cash Component has not been made by such Contractual Settlement Date, the Participant agrees on behalf of itself or any party for which it acts in connection with a Purchase Order to pay the amount of the Cash Component, plus interest, computed at such reasonable rate as may be specified by the Fund from time to time. The Participant shall be liable to the Custodian and/or the Fund for any amounts advanced by the Custodian in its sole discretion to the Participant for payment of the amounts due and owing for the Cash Component.

d. Deposit Securities. The Distributor or FSC will make available on each day that the Nasdaq open for trading, through the facilities of the NSCC, the names and amounts of Deposit Securities to be included in the current Fund Deposit.

e. Corporate Actions. With respect to any Purchase Order, each Fund acknowledges and agrees to return to the Participant or any party for which it is acting any dividend, distribution, or other corporate action paid to the Fund in respect of any Deposit Security that is transferred to the Fund that, based on the valuation of such Deposit Security at the time of transfer, should have been paid to the Participant or any party for which it is acting.

f. Title to Securities; Restricted Shares. The Participant represents on behalf of itself and any party for which it acts that upon delivery of a portfolio of Deposit Securities to the Custodian the Fund will acquire good and unencumbered title to such securities, free and clear of all liens, restrictions, charges, and encumbrances, and not subject to any adverse claims, including without limitation any restrictions upon the sale or transfer of such securities imposed by (i) any agreement or arrangement entered into by the Participant or any party for which it is acting in connection with a Purchase Order; or (ii) any provision of the 1933 Act, and any regulations thereunder (except that portfolio securities of issuers other than U.S. issuers shall not be required to have been registered under the 1933 Act if exempt from such registration), or of the applicable laws or regulations of any other applicable jurisdiction. In particular, the Participant represents on behalf of itself and any party for which it acts that no such securities are "restricted securities" as such term is used in Rule 144(a)(3)(i) under the 1933 Act.

6. EXECUTION OF REDEMPTION ORDERS

a. Timing. Participant understands and agrees that Redemption Orders may be submitted only on days that either Nasdaq or the NYSE is open for trading, or otherwise in accordance with the terms of the Prospectus.

b. Delivery of ETF Shares. The Participant understands that ETF Shares of the Fund may be redeemed only when one or more Creation Units of ETF Shares of a Beneficial Owner are held in the account of a single Participant.

c. Transaction Fees. In connection with a Redemption Order, the Fund shall charge and Participant agrees to pay, the Transaction Fee prescribed in the Fund's Prospectus applicable to redemptions through the Clearing Process and such additional amounts as may be prescribed as applicable to (i) redemptions outside the Clearing Process and (ii) redemptions where the cash equivalent value of one or more securities is being paid in lieu of the inclusion of the security in the Deposit Securities for the redemption of one or more Creation Units. The Transaction Fee may be adjusted from time to time by the Fund or Advisor subject to provisions in the Fund's Prospectus.

d. Beneficial Ownership. The Participant represents and warrants that it will not attempt to place a Redemption Order for the purpose of redeeming any Creation Unit of ETF Shares of any Fund unless it first ascertains that it or its customer, as the case may be, owns outright or has full legal authority and legal and beneficial right to tender for redemption the requisite number of the Fund's ETF Shares and to the entire proceeds of the redemption, and that such ETF Shares have not been loaned or pledged to another party and are not the subject of a repurchase agreement, securities lending agreement, or any other agreement that would preclude the delivery of such ETF Shares to the Fund.

e. Corporate actions. With respect to any Redemption Order, the Participant acknowledges and agrees on behalf of itself and any party for which it is acting to return to the Fund any dividend, distribution, or other corporate action paid to it or to the party for which it is acting in respect of any Deposit Security that is transferred to the Participant or any party for which it is acting that, based on the valuation of such Deposit Security at the time of transfer, should have been paid to the Fund. With respect to any Redemption Order, the Participant also acknowledges and agrees on behalf of itself and any party for which it is acting that the Fund is entitled to reduce the amount of money or other proceeds due to the Participant or any party for which it is acting by an amount equal to any dividend, distribution, or other corporate action to be paid to it or to the party for which it is acting in respect of any Deposit Security that is transferred to the Participant or any party for which it is acting that, based on the valuation of such Deposit Security at the time of transfer, should be paid to the Fund.

f. Residency Status of Beneficial Owners. Notwithstanding anything to the contrary in this Agreement or the Prospectus, the Participant understands and agrees that residents of Australia and New Zealand are entitled to receive only cash upon redemption of a Creation Unit of ETF Shares. Accordingly, the Participant may be required to confirm that any request it submits for an in-kind redemption has not been submitted on behalf of a Beneficial Owner who is a resident of Australia or New Zealand.

7. MARKETING MATERIALS AND REPRESENTATIONS.

The Participant represents, warrants, and agrees that it will not make any written or oral representations concerning ETF Shares other than those contained in the Funds' then current Prospectus or in any promotional materials or sales literature furnished to the Participant by the Distributor. The Participant agrees not to furnish or cause to be furnished to any person or display or publish any information or materials relating to ETF Shares (including, without limitation, promotional materials and sales literature, advertisements, press releases, newsletters, announcements, statements, posters, signs, or other similar materials), except such information and materials as may be furnished to the Participant by the Distributor and such other information and materials as may be approved in writing by the Distributor. The Participant understands that the Fund will not be advertised or marketed as an open-end investment company, i.e., as a mutual fund, and that any advertising materials will prominently disclose that the ETF Shares are not redeemable. In addition, the Participant understands that any advertising material that addresses redemption of ETF Shares will disclose that ETF Shares may be tendered for redemption to the issuing Fund in Creation Unit aggregations only. Notwithstanding the foregoing, the Participant may without the written approval of the Distributor prepare and circulate in the regular course of its business research reports that include information, opinions, or recommendations relating to ETF Shares (i) for public dissemination, provided that such research reports compare the relative merits and benefits of ETF Shares with other products and are not used for purposes of marketing ETF Shares and (ii) for internal use by the Participant.

8. COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 351

a. Representation of Ownership. The Participant represents and warrants that, based upon the number of outstanding ETF Shares of any particular Fund, it does not, and will not in the future, hold for the account of any single Beneficial Owner 80 percent or more of the currently outstanding ETF Shares of such Fund, so as to cause the Fund to have a basis in the portfolio securities deposited with the Fund different from the market value of such portfolio securities on the date of such deposit, pursuant to section 351 of the Internal Revenue Code of 1986, as amended.

b. Confirmation. The Participant agrees that the confirmation relating to any Purchase Order for one or more Creation Units of ETF Shares of a Fund shall state as follows: "Purchaser represents and warrants that, after giving effect to the purchase of ETF Shares to which this confirmation relates, it will not hold 80% or more of the outstanding ETF Shares of the issuing Fund and will not treat such purchase as eligible for tax-free treatment under Section 351 of the Internal Revenue Code of 1986, as amended. If purchaser is a dealer, it agrees to deliver similar written confirmations to any person purchasing from it any of the ETF Shares to which this confirmation relates."

c. Reliance on Information. A Fund and its Index Receipt Agent and Distributor shall have the right to require, as a condition to the acceptance of a deposit of Deposit Securities, information from the Participant regarding ownership of the Fund's ETF Shares by such Participant and its customers, and to rely thereon to the extent necessary to make a determination regarding ownership of 80 percent or more of the Fund's currently outstanding ETF Shares by a Beneficial Owner.

9. INDEMNIFICATION

Note: This paragraph shall survive the termination of this Agreement.

a. Indemnification by Participant. The Participant hereby agrees to indemnify and hold harmless the Distributor, the Funds, the Index Receipt Agent, their respective subsidiaries, affiliates, directors, trustees, officers, employees, and agents, and each person, if any, who controls such persons within the meaning of Section 15 of the 1933 Act (each an "Indemnified Party"), from and against any loss, liability, cost, or expense (including attorneys' fees) incurred by such Indemnified Party as a result of (i) any breach by the Participant of any provision of this Agreement; (ii) any failure on the part of the Participant to perform any of its obligations set forth in the Agreement, including the procedures attached hereto; (iii) any failure by the Participant to comply with applicable laws, including rules and regulations of self-regulatory organizations; (iv) any oral or written statement made by Participant regarding an Indemnified Party, including research reports, internal documents, and other materials, insofar as the statement was not made in reliance on, and in conformity with, information provided by the Distributor to the Participant with respect to ETF shares; or (v) actions of such Indemnified Party in reliance upon any instructions issued in accordance with Annex II or III (as each may be amended from time to time) reasonably believed by the Distributor and/or the Index Receipt Agent to be genuine and to have been given by the Participant. The Participant understands and agrees that the Funds as third party beneficiaries to this Agreement are entitled to proceed directly against the Participant in the event that the Participant fails to honor any of its obligations under this Agreement that benefit the Fund. The Distributor shall not be liable to the Participant for any damages arising out of mistakes or errors in data provided to the Distributor, or out of interruptions or delays of communications with the Indemnified Parties who are service providers to the Fund, nor is the Distributor liable for any action, representation, or solicitation made by the wholesalers of the Fund.

b. Indemnification by Distributor. The Distributor hereby agrees to indemnify and hold harmless the Participant and the Index Receipt Agent, their respective subsidiaries, affiliates, directors, trustees, officers, employees, and agents, and each person, if any, who controls such persons within the meaning of Section 15 of the 1933 Act (each an "Indemnified Party"), from and against any loss, liability, cost, or expense (including attorneys' fees) incurred by such Indemnified Party as a result of (i) any breach by the Distributor of any provision of this Agreement; (ii) any failure on the part of the Distributor to perform any of its obligations set forth in this Agreement, including the procedures attached hereto; (iii) any failure by the Distributor to comply with applicable laws, including rules and regulations of self-regulatory organizations; or (iv) actions of such Indemnified Party in reliance upon any representations made in accordance with Annex II or III (as each may be amended from time to time) reasonably believed by the Participant to be genuine and to have been given by the Distributor. The Participant shall not be liable to the Distributor for any damages arising out of mistakes or errors in data provided to the Participant, or out of interruptions or delays of communications with the Indemnified Parties who are service providers to the Fund, nor is the Participant liable for any action, representation, or solicitation made by the wholesalers of the Fund.

c. No Indemnification for Performance of Deposit Securities. Neither the Fund, the Distributor, or the Index Receipt Agent, or any person who controls such persons within the meaning of Section 15 of the 1933 Act, shall be liable to the Participant for any damages arising from any differences in performance between the Deposit Securities in a Fund Deposit and the Fund's benchmark index.

d. Limitation on Damages. Notwithstanding anything to the contrary in this Agreement, in no event shall a party to this Agreement be liable to the other party or any third party for lost profits or lost revenues or any special, consequential, punitive, or incidental damages of any kind whatsoever in connection with this Agreement or arising out of any act or failure to act hereunder.

10. RECEIPT OF PROSPECTUS BY PARTICIPANT

The Participant acknowledges receipt of the Prospectus and represents that it has reviewed that document (including the Statement of Additional Information incorporated by reference therein) and understands the terms thereof.

11. NOTICES

Except as otherwise specifically provided in this Agreement, all notices required or permitted to be given pursuant to this Agreement shall be given in writing and delivered by personal delivery; by Federal Express; by registered or certified United States first class mail, return receipt requested; or by telex, telegram, facsimile, or similar means of same day delivery (with a confirming copy by mail). Unless otherwise notified in writing, all notices to the Fund shall be at the address or telephone, facsimile, or telex numbers indicated below the signature of the Distributor. All notices to the Participant, the Distributor, and the Index Receipt Agent shall be directed to the address or telephone, facsimile or telex numbers indicated below the signature line of such party.

12. EFFECTIVENESS, TERMINATION, AND AMENDMENT OF AGREEMENT

a. Effectiveness. This Agreement shall become effective five Business Days after execution and delivery to the Distributor upon notice by the Distributor to the Authorized Participant. A "Business Day" shall mean each day the Nasdaq is open for regular trading (or the NYSE is open, if Nasdaq is not open on that day).

b. Termination. Agreement may be terminated at any time by any party upon sixty days' prior written notice to the other parties, and may be terminated earlier by the Fund or the Distributor at any time in the event of a breach by the Participant of any provision of this Agreement or the procedures described or incorporated herein.

c. Amendment of Terms. This Agreement may be amended by the Distributor from time to time without the consent of the Participant or Index Receipt Agent by the following procedure. The Distributor will deliver a copy of the amendment to the Participant and the Index Receipt Agent in accordance with paragraph 11 above. If neither the Participant or the Index Receipt Agent objects in writing to the amendment within five days after its receipt, the amendment will become part of this Agreement in accordance with its terms.

13. NOTICE OF LIMITATION OF LIABILITY

Participant and Distributor are expressly put on notice of the limitation of shareholder liability as set forth in the Declaration of Trust or other organizational document of the Funds and agree that any obligation assumed by the Fund under this contract shall be limited in all cases to the Fund and its assets. Participant or Distributor shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Fund. Nor shall the Participant or Distributor seek satisfaction from the Trustees or any individual Trustee of the Fund. Participant and Distributor understand that the rights and obligations of each series of shares of the Fund under its Declaration of Trust or other organizational document are separate and distinct from those of any and all other series.

14. GOVERNING LAW

This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York. The parties irrevocably submit to the non-exclusive jurisdiction of any New York State or United States federal court sitting in New York City over any suit, action or proceeding arising out of or relating to this Agreement.

15. COUNTERPARTS

This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year written below.

DATED:__________________________________

Fidelity Distributors Corporation
By:	________________________________________
Name:	______________________________________
Title:	_______________________________________
Address:	____________________________________
Telephone:	__________________________________
Facsimile:	___________________________________
Telex:	______________________________________
Participant [Name of Participant]
By:	_________________________________________
Name:	______________________________________
Title:	________________________________________
Address:	_____________________________________
Telephone:	___________________________________
Facsimile:	____________________________________
Telex:	_______________________________________
ACCEPTED BY:
JPMorgan Chase Bank as Index Receipt Agent
By:	__________________________________________
Name:	_____________
Title:	______________________
Address:	______________________
Telephone:	______________________
Facsimile:	______________________
Telex:	________________________________________

Annex I

Creation Unit Size for ETF Shares

ETF	\\\\\\\\\\\\\\\\\\\\	Shares Per Creation Unit
Fidelity Nasdaq Composite Index Tracking Stock		100,000 shares

Annex II

Fidelity Commonwealth Trust:

Fidelity Nasdaq Composite Index Tracking Stock (the "Fund")

Procedures for Processing Purchase Orders and Redemption Orders

This attachment to the Authorized Participant Agreement supplements the Prospectus with respect to the procedures to be used in processing an order for the purchase or redemption of shares of Fidelity Nasdaq Composite Index Tracking Stock ("ETF Shares") in Creation Units. Section I describes the procedures for using standardized baskets of securities (including cash-in-lieu of securities) through the NSCC Clearing Process. Section II describes procedures for customized orders for Creation Units, including but not limited to nonstandardized baskets of securities, cash-only transactions, and non-standard settlement dates.

A participant is required to have first signed the Authorized Participant Agreement. Upon acceptance of the Agreement and execution thereof by the Distributor, and approval by the Index Receipt Agent, the Distributor will assign a unique personal identification number ("PIN") to each Authorized Person authorized to act for the Participant. This will allow a Participant through its Authorized Person(s) to place an order with respect to the purchase or redemption of Creation Units.

I. GENERAL RULES FOR PLACING A PURCHASE ORDER OR REDEMPTION ORDER

1. Placing a Purchase Order - Purchase Orders for Creation Units may be initiated only on days that Nasdaq (or NYSE, if Nasdaq is not open on that day) is open for trading. To begin a Purchase Order, an Authorized Person for the Participant will submit a Purchase Order via e-mail utilizing the Fidelity Nasdaq Composite Index Tracking Stock Order Form. The e-mail needs to be sent to the following e-mailbox, NFSETF@fmr.com , not later than the closing time of the regular trading session of Nasdaq (or NYSE, if Nasdaq is not open on that day) which is ordinarily 4:00 p.m. Eastern Standard Time ("EST"). NFS will verify the authenticity of the Purchase Order by ensuring that the Purchase Order has been placed by an Authorized Person (verified by confirmation of its PIN) and that all the required fields for the Purchase Order ticket are properly completed, including (i) Participant name, (ii) ETF Shares cusip number; (iii) transaction type; (iv) unit quantity (in Creation Units); (v) trade date, and has reviewed conditions that may require NFS to reject the Purchase Order as described in Section 5. Upon affirmation of the Purchase Order details and acceptance of the Purchase Order by NFS, NFS will produce a unique Confirmation Number for the Order and e-mail the Order Confirmation back to the Authorized Person of the Participant within 15 minutes of the receipt of the e-mail by NFS.

In the event that either NFS or the Authorized Participant were to experience technical difficulties that inhibit the transmission of order information by e-mail between the parties, then the order must be placed by facsimile. A follow-up telephone call to NFS at 877-808-3434 option 1 must be made by the Participant to confirm receipt of the fax document(s). The dedicated fax number for ETF orders is 617-385-1951. The procedures applicable to confirmation of an e-mail order will apply to a fax order, and the applicable Order Confirmation will be provided by fax.

PLEASE NOTE: A Purchase Order is not accepted until the Confirmation Number is issued by NFS. The Purchase Order will be deemed accepted by NFS and the Confirmation Number issued at the time the original e-mail was received if all Purchase Order requirements are fulfilled at that time. In circumstances where the original Purchase Order was not complete at the time of the original e-mail, the Purchase Order will be deemed accepted and the Confirmation Number issued when all Purchase Order requirements have been fulfilled to the satisfaction of NFS. An Order may only be cancelled on the same day the Order was received by sending a Cancel Order to NFS on the Order Form, provided that the Cancel Order references the Confirmation Number of the original Order and is received prior to the closing time of the regular trading session of Nasdaq (or NYSE, if Nasdaq is not open on that day). If the Participant does not receive a Confirmation Number prior to the closing time of the regular trading session of Nasdaq (or NYSE, if Nasdaq is not open on that day), the Purchase Order cannot be cancelled.

2. Quality Assurance - If the Participant does not receive an Order Confirmation within 15 minutes or if the Order Confirmation is inaccurate, the Participant should immediately notify NFS via telephone at (877) 808-3434 option 1. NFS will ensure that the either the Order Confirmation is delivered or that the Purchase Order is corrected and a new Order Confirmation is delivered.

3. Rejecting or Suspending Purchase Orders - The Fund, Distributor, or NFS reserves the right to suspend a Purchase Order in the event that its acceptance would appear to result in the Participant or a Beneficial Owner owning 80 percent (80%) or more of all outstanding ETF Shares and if pursuant to Section 351 of the Internal Revenue Code of 1986, as amended, such a circumstance would result in the Trust having a basis in the securities deposited different from the market value of such securities on the date of deposit. In such event, the Distributor or NFS will attempt to contact an Authorized Person for purposes of confirmation of the fact that with respect to such Participant no Beneficial Owner would own 80 percent (80%) or more of all outstanding ETF Shares upon execution of the Purchase Order or that such a circumstance would not result in the Trust having a basis in the securities deposited different from the market value of such securities on the date of deposit. In the event that the Distributor or NFS is unable to contact an Authorized Person of the Participant or if the Participant fails to transmit an identical Purchase Order containing a representation and warranty as to such fact, then the Purchase Order shall be deemed invalid.

The Distributor or NFS further reserves the absolute right to reject a Purchase Order if (i) the portfolio of Deposit Securities is not in proper form; (ii) acceptance of the Deposit Securities would have certain adverse tax consequences; (iii) the acceptance of Deposit Securities would, in the opinion of counsel, be unlawful; (iv) the acceptance of Deposit Securities would otherwise, in the discretion of the Fund or Adviser, have an adverse effect on the Fund or the rights of Beneficial Owners; or (v) in the event that circumstances outside the control of Fund, Distributor, or Adviser make it for all practical purposes impossible to process a Purchase Order. The Fund shall notify the Participant of its rejection of any Purchase Order. Fund, Distributor or NFS are under no duty, however, to give notification of any defects or irregularities in the delivery of Deposit Securities nor shall either of them incur any liability for the failure to give any such notification.

4. Settlement Date - Except as provided below, Deposit Securities must be delivered through the National Securities Clearing Corporation ("NSCC") to a Depository Trust Company ("DTC") account maintained at the applicable custodian of the Fund on or before the Settlement Date. The " Settlement Date" is trade date plus three business days. Participant must also make available on or before the Settlement Date, by means satisfactory to the Fund, immediately available or same day funds estimated by Fund to be sufficient to pay the Cash Component next determined after acceptance of the Purchase Order. Any excess funds will be returned following settlement of the issue of the Creation Unit. Except as provided in the next two paragraphs, a Creation Unit in ETF shares of the Fund will be issued concurrently with the transfer of good title to Fund of the portfolio of Deposit Securities through the NSCC's Continuous Net Settlement ("CNS") system and the payment of the Cash Component.

The Fund reserves the right to permit or require the substitution of an amount of cash (i.e., a "cash in lieu" amount) to be added to the Cash Component to replace any Deposit Security which may not be available in sufficient quantity for delivery or which may not be eligible for transfer through the systems of DTC and hence not eligible for transfer through the Clearing Process, and payment of an additional Transaction Fee. The Adviser, subject to the approval of the Board, may adjust the Transaction Fee to protect ongoing shareholders. Any settlement outside the Clearing Process is subject to additional requirements and fees as discussed in the Statement of Additional Information and Section II.

5. Placing a Redemption Order - Redemption Orders for Creation Units may be initiated only on days that Nasdaq (or NYSE, if Nasdaq is not open on that day) is open for trading. To begin a Redemption Order, an Authorized Person for the Participant will submit a Redemption Order via e-mail utilizing the Fidelity Nasdaq Composite Index Tracking Stock Order Form. The e-mail needs to be sent to the following e-mailbox, NFSETF@fmr.com , not later than the closing time of the regular trading session of the Nasdaq (or NYSE, if Nasdaq is not open on that day) which is ordinarily 4:00 p.m. Eastern Standard Time. NFS will verify the authenticity of the Redemption Order by ensuring that the Order has been placed by an Authorized Person (verified by confirmation of its PIN) and that all the required fields for the Redemption Order ticket including (i) Participant name, (ii) ETF Shares cusip number; (iii) transaction type; (iv) unit quantity (in Creation Units); (v) trade date, and confirmation, if necessary, that the Participant holds the requisite number of ETF Shares necessary for a Creation Unit, are properly completed. Upon affirmation of the Redemption Order details, and acceptance of the Redemption Order, NFS will produce a unique Confirmation Number for the Order and e-mail the Order Confirmation back to the Authorized Person of the Participant within 15 minutes of the receipt of the e-mail by NFS.

In the event that either NFS or the Authorized Participant were to experience technical difficulties that inhibit the transmission of order information by e-mail between the parties, then facsimile must be utilized. The dedicated Fax number for ETF orders is 617-385-1951. A follow-up telephone call to NFS at 877-808-3434 option 1 must be made by the Participant to confirm receipt of the fax document(s). The procedures applicable to confirmation of an e-mail order will apply to a fax order, and the Order Confirmation will be provided by fax.

PLEASE NOTE: A Redemption Order is not accepted until the Confirmation Number is issued by NFS. The Redemption Order will be deemed accepted by NFS and the Confirmation Number issued at the time the original e-mail was received if all Redemption Order requirements are fulfilled at that time. In circumstances where the original Redemption Order was not complete at the time of the original e-mail, the Redemption Order will be deemed accepted and the Confirmation Number issued when all Redemption Order Order requirements have been fulfilled to the satisfaction of NFS. An Order may only be cancelled on the same day the Order was received by sending a Cancel Order to the Distributor on the Order Form, provided that the Cancel Order references the Confirmation Number of the original Order and is received prior to the closing time of the regular trading session of Nasdaq (or NYSE, if Nasdaq is not open on that day). If the Participant does not receive a Confirmation Number prior to the closing time of the regular trading session of Nasdaq (or NYSE, if Nasdaq is not open on that day), the Redemption Order may not be cancelled.

6. Quality Assurance - If the Participant does not receive an Order Confirmation within 15 minutes or if the Order Confirmation is inaccurate, the Participant should immediately notify the NFS via telephone at (877) 808-3434 option 1. NFS will ensure that the either the Order Confirmation is delivered or that the Redemption Order is corrected and a new Order Confirmation is delivered.

7. Taking Delivery of Deposit Securities - The Deposit Securities constituting in-kind redemption proceeds will be delivered to the appropriate account as indicated in Participant's instructions. A redeeming Beneficial Owner must maintain appropriate securities broker-dealer, bank or other custody arrangements to which account such Deposit Securities will be delivered. Redemptions of ETF Shares for Deposit Securities will be subject to compliance with applicable United States federal and state securities laws.

8. Settlement Date - Except as provided below, ETF Shares must be delivered through the National Securities Clearing Corporation ("NSCC") to a Depository Trust Company ("DTC") account maintained at the applicable custodian of the Fund on or before the Settlement Date. The " Settlement Date" is the date upon which all the required ETF Shares must be delivered to the Fund and, the Deposit Securities, Cash Component less any fees are delivered by the Fund to the Participant (ordinarily trade date plus three business days). The Fund will make available on the Settlement Date, the Cash Component next determined after acceptance of the Redemption Order, less the applicable Transaction Fee. Except as provided in the next two paragraphs, the Deposit Securities representing a Redemption Unit of the Fund will be issued concurrently with the transfer of good title to ETF Shares of the required aggregation through the NSCC's Continuous Net Settlement (CNS) system and the delivery of the Cash Component less the Transaction Fee.

The Fund reserves the right to permit or require the substitution of an amount of cash (i.e., a "cash in lieu" amount) to be added to the Cash Component to replace any Deposit Security which may not be available in sufficient quantity for delivery or which may not be eligible for transfer through the systems of DTC and hence not eligible for transfer through the Clearing Process and payment of an additional Transaction fee. The Adviser, subject to the approval of the Board, may adjust the Transaction Fee to protect ongoing shareholders. Any settlement outside the Clearing Process is subject to additional requirements and fees as discussed in the Statement of Additional Information and Section II.

As permitted by federal securities laws, the right of redemption for ETF shares may be suspended or the date of payment postponed by the Fund (i) for any period during which the New York Stock Exchange (NYSE) is closed (other than customary weekend and holiday closings); (ii) for any period during which trading on the NYSE is suspended or restricted; (iii) for any period during which an emergency exists as a result of which disposal of the shares or determination of the Fund's NAV is not reasonably practicable; or (iv) in such other circumstances as permitted by the SEC.

9. Netting of Purchase and Redemption Orders: Participant understands that NSCC intends to net Index Receipt Instructions to process one net Creation Unit trade per Participant on each Business Day that a Participant submits both Purchase Orders and Redemption Orders. The Participant will be deemed to submit either a net Purchase Order or net Redemption Order for Creation Units on that Business Day, and settlement of the net trade will follow procedures for the applicable Purchase or Redemption Orders.

II. ADDITIONAL REQUIREMENTS FOR PLACING A CUSTOM ORDER FOR PURCHASES OR REDEMPTIONS OF CREATION UNITS OUTSIDE OF THE CLEARING PROCESS

1. Any settlement outside the Clearing Process is subject to additional requirements and fees as discussed below and in the Fund's Prospectus and Statement of Additional Information.

2. Custom Orders must follow the same PIN verification, trade order submission and confirmation procedures as described in Section I, except that the cut-off time for all Purchase and Redemption Orders that are not processed through the Clearing Process will be 3:00pm Eastern Time. CUSTOM ORDERS WILL NOT BE PROCESSED IF RECEIVED BY NFS AFTER 3:00 PM ON ANY BUSINESS DAY THAT THE NASDAQ MARKET (OR NYSE, IF NASDAQ IS NOT OPEN ON THAT DAY) IS OPEN FOR TRADING. A Custom Order trade ticket will also require additional information regarding the customized nature of the Order.

3. Cash Purchases - When, in the sole discretion of the Fund, cash purchases of Creation Units are available or specified for the Fund, such purchases shall be effected in essentially the same manner as in-kind purchases thereof. In the case of a cash purchase, Participant must pay the cash equivalent of the Deposit Securities it would otherwise be required to provide through an in-kind purchase. In addition, to offset Fund's brokerage and other transaction costs associated with using the cash to purchase the requisite Deposit Securities, Participant must pay a higher Transaction Fee.

4. Cash Redemptions - In the event that, in the sole discretion of the Fund, cash redemptions are permitted or required by the Fund, proceeds will be paid to the Participant redeeming ETF Shares as soon as practicable after the date of redemption, but in no event more than seven business days after the tender of such shares to the Fund or its agent except as otherwise permitted under the Investment Company Act of 1940. Proceeds will be paid to Participant net of applicable Transaction Fees.

5. Creation of Creation Units Prior to Receipt of Deposit Securities - Creation Units of the Fund may be created in advance of receipt by the Trust of all or a portion of the applicable Deposit Securities, provided that the Participant deposits an initial deposit with the Trust having a value greater than the net asset value of the Creation Unit on the date the Purchase Order is placed in proper form. In addition to available Deposit Securities, cash must be deposited in an amount equal to the sum of (i) the Cash Component plus (ii) 115% of the market value of the undelivered Deposit Securities. ("Additional Cash Deposit"). The Purchase Order shall be deemed to be received on the business day in which the Purchase Order is placed, provided that the Purchase Order is placed in proper form prior to the closing of the Nasdaq (or NYSE, if Nasdaq is not open on that day) on that date and federal funds in the appropriate amount are deposited with the Trust's Custodian by 11am Eastern Time the following business day. If the Purchase Order is not placed in proper form by 3:00pm Eastern Time or federal funds in the appropriate amount are not received by 11am Eastern Time the next business day, then the Purchase Order may be deemed to be rejected and the Participant shall be liable to the Fund for any losses, if any, resulting therefrom. An additional amount of cash will be required to be deposited with the Fund, pending delivery of the missing Deposit Securities to the extent necessary to maintain an amount of cash on deposit with the Trust at least equal to 115% of the daily marked to market value of the missing Deposit Securities.

To the extent that the missing Deposit Securities are not received by 2:00pm Eastern Time on the third Business Day following the following the day on which the Purchase Order is deemed received by the NFS, or in the event a mark-to-market payment is not made within one business day following notification by NFS that such payment is required, the Trust may use the cash on deposit to purchase the missing Deposit Securities. The Participant will be liable to the Trust for the costs incurred by the Trust in connection with any such purchases. These costs are deemed to include the amount by which the actual purchase price of the Deposit Securities exceeds the market value of such Deposit Securities on the day the purchase order was deemed received by NFS plus brokerage and related transaction costs associated with such purchases. The Trust will return any unused portion of the Additional Cash Deposit once all of the missing Deposit Securities have been properly received by the Trust and deposited into the Trust. The Trust shall charge and the Participant agrees to pay to the Trust the Transaction Fee prescribe in the Prospectus applicable to creation or redemption orders through the Clearing Process, and such additional fee as may be prescribed pursuant to the Prospectus applicable to creation and or redemption outside the Clearing Process. The delivery of ETF shares will occur no later than the third Business Day following the day on which the Purchase Order is deemed received by NFS.

6. Redemption of Creation Units Prior to Receipt of ETF Shares - In the event that the Participant has submitted a redemption request in proper form but is unable to transfer all or part of the ETF Shares in Creation Units to be redeemed to Distributors or the Index Receipt Agent on behalf of the Fund, at or prior to the closing time of regular trading on Nasdaq (or NYSE, if Nasdaq is not open on that day) on the date that such redemption request is submitted, NFS will nonetheless accept the redemption request in reliance on the undertaking by the Participant to deliver the missing ETF shares as soon as possible, which undertaking shall be secured by the Participant's delivery and maintenance of collateral consist of cash having a value (marked to market daily) at least equal to 115% of the value of the missing ETF shares. The current procedures for collateralization of missing shares require, among other things, that any cash collateral shall be in the form of federal funds and shall be held by the fund and marked-to-market daily, and that the fees of the fund and of any sub-custodians in respect of delivery, maintenance, and redelivery of cash collateral shall be payable by the Participants. The Participant will permit the Fund to purchase the missing shares or acquire the Deposit Securities and Balancing Amount underlying such shares at any time and will be liable for any shortfall between the cost to the Fund of purchasing such ETF shares, Deposit Securities, or Balancing Amount and the value of the collateral. The Fund may reduce the proceeds of redemption paid to Participant by any fees or costs so incurred.

7. Creation or Redemption Orders Requesting Settlement not on Settlement Date.

For any Creation Unit in which Participant requests settlement earlier than the Settlement Date, the Participant must deliver to the Fund's custodian the required Deposit Securities and Balancing Amount by 11:00 am and 2:00 pm Eastern Time, respectively, on the Business Day following the Order Transmittal Date. If the Fund's custodian does not receive both the required Deposit Securities and the Balancing Amount by 11:00am and 2:00pm, respectively, on the next Business Day immediately following the Transmittal Date, such order will be cancelled. The delivery of Creation Units so purchased will occur not later than the end of the third Business Day following the date on which the order is deemed received by NFS.

For any Redemption Order in which Participant requests settlement earlier than the Settlement Date, the Participant must deliver the requisite number of ETF shares to the Fund's Custodian prior to 2:00pm Eastern Time on the Business Day following the Transmittal Date of such order. In such case, the value of Fund securities and the Cash Redemption Amount to be delivered will be computed on the Business Day that the order is deemed received by the Transfer Agent. Delivery of proceeds will occur not later than the end of the third Business Day following the date on which the order is deemed received by the NFS, net of any applicable Transaction Fees.

Annex III

Form of Certified Authorized Persons of Participant

The following are the names, titles, and signatures of all persons (each an "Authorized Person") authorized to give instructions relating to any activity contemplated by this Authorized Participant Agreement, or any other notice, request, or instruction on behalf of Participant pursuant to this Authorized Participant Agreement.

For each Authorized Person:

Name:

Title:

Signature:

E-Mail Address:

Telephone:

Facsimile:

Name:

Title:

Signature:

E-Mail Address:

Telephone:

Facsimile:

Name

Title:

Signature:

E-Mail Address:

Telephone:

Facsimile:

The undersigned [name], [title], [company] does hereby certify that the persons listed above have been duly elected to the offices set forth beneath their names, that they presently hold such office, that they have been duly authorized to act as Authorized Persons pursuant to the Authorized Participant Agreement by and among Fidelity Distributors Corporation and [Participant] dated [date] and that their signatures set forth above are their own true and genuine signatures.

Date:

Name:

Title: [Participant's] Secretary or Other Duly Authorized Officer

Annex IV

FUND CUSTODY ACCOUNTS FOR

DELIVERY OF DEPOSIT SECURITIES

The custody accounts into which a Participant should transfer Deposit Securities when Purchasing one or more Creation Units of ONEQTM Shares issued by the Fidelity Nasdaq Composite Index Tracking Stock are:

Account Name:	\\\\\\\\\\\\\\\\\\\	Fidelity Nasdaq Composite Index Tracking Stock
Account Number:		DTC 2357
Other Reference Number:		P85668

Annex V

PARTICIPANT ACCOUNTS FOR

DELIVERY OF REDEMPTION SECURITIES

The account into which the Fidelity Nasdaq Composite Index Tracking Stock should transfer Redemption Securities when Authorized Participant redeems one or more Creation Units of ONEQ Shares is:

Account Name:

Account Number:

Other Reference Number: